Schedule 13 G



Item 1    (a)  Resource Asset Investment
     (b)  1845 Walnut St. 10th Floor
          Philadelphia, PA  19103


Item 2    (a)  Corbyn Investment Management, Inc., et al.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  761196104


Item 3 (h) The filer is a group consisting of an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  183,824
     (b)  2.98%
     (c) (i) Sole power to vote or direct the vote of all 183,824 shares
     (iii) Sole power to dispose of or direct the disposition of all 183,824 shares

Item 5 Reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.

Item 6    N/A

Item 7    N/A

Item 8    (a)  The group consists of an Investment Adviser registered under
Section 203 of the Investment Advisers Act of 1940 (IA) and an Investment Company registered under Section 8 of the Investment Company Act (IV).


Item 9    N/A




                   Schedule 13 G




Item 1    (a)  Resource Asset Investment
     (b)  1845 Walnut St. 10th Floor
          Philadelphia, PA  19103

Item 2    (a)  Corbyn Investment Management, Inc.
     (b)  Suite 108
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  761196104


Item 3 (e) The filer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


Item 4    (a)  107,899
          (b)  1.75%
     (c) (i) Sole power to vote or direct the vote of all 107,899 shares
     (iii) Sole power to dispose of or direct the disposition of all 107,899 shares

Item 5 Reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A






                         Schedule 13 G



Item 1    (a)  Resource Asset Investment
     (b)  1845 Walnut St. 10th Floor
          Philadelphia, PA  19103

Item 2    (a)  Greenspring Fund, Inc.
     (b)  Suite 110
          2330 W. Joppa Road
          Lutherville, Maryland  21093
     (c)  Incorporated in the State of Maryland
     (d)  Common Stock
     (e)  761196104


Item 3 (d) The filer is an Investment Company registered under Section 8 of the Investment Company Act.


Item 4    (a)  75,925
     (b)  1.23%
     (c) (i) Sole power to vote or direct the vote of all 75,925 shares
     (iii) Sole power to dispose of or direct the disposition of all 75,925 shares

Item 5 Reporting person has ceased to be the beneficial owner of more than 5% of the class of securities.

Item 6    N/A

Item 7    N/A

Item 8    N/A

Item 9    N/A


Item 10 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


     After reasonable inquiry and to the best of my knowledge and belief,I certify that the information set forth in this statement is true, complete and correct.

January 20, 2000

Signature
Charles vK. Carlson, President
Name/Title


CUSIP No. 761196104      13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc. et al n/a

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares              183,824
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting           183,824
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     183,824

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     2.98%

12.  Type Of Reporting Person
     00- Group Consisting of IA and IV







CUSIP No.  761196104     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Corbyn Investment Management, Inc.
     52-0964322

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 108  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares          107,899
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting      107,899
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     107,899

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     1.75%

12.  Type Of Reporting Person
      IA






CUSIP No.  761196104     13G


1.  Name of Reporting Person
    SS Identification No. of Above Person

     Greenspring Fund, Inc.
     52-1267740

2.  Check The Appropriate Box If A Member Of A Control Group (a) [x]
                                           (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization

     Suite 110  2330 W. Joppa Rd.
     Lutherville, MD  21093


Number Of 5.  Sole Voting Power
Shares           75,925
Beneficially   6.  Shared Voting Power
Owned By
Each      7.  Sole Dispositive Power
Reporting        75,925
Person With    8.  Shared Dispositive Power


9.  Aggregate Amount Beneficially Owned By Each Reporting Person
     75,925

10.  Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares [ ]

11.  Percent Of Class Represented By Amount In Row 9
     1.23%

12.  Type Of Reporting Person
      IV